Exhibit 10.1
EXHIBIT A

Director Stock Program

REVISED APRIL 28, 2021
1.    Continuation of Program. The director stock program (“DSP”) previously established under the Spirit AeroSystems Holdings, Inc. Omnibus Incentive Plan (“OIP”), pursuant to Section 2.4 of the OIP is hereby continued, subject to any modifications in the terms and provisions of the DSP described below. In addition to the generally applicable terms of the OIP, the following terms, conditions, and provisions will apply to Awards of Restricted Stock or Restricted Stock Units made to Participants as part of the DSP. Capitalized terms not specifically defined in this Exhibit will have the meanings set forth in the OIP.
2.    Eligibility. Each Eligible Person who is a Nonemployee Director of the Company will be eligible to participate in the DSP upon commencement of the individual’s term as a Director of the Company.
3.    Mandatory Grant of Restricted Stock or RSUs. $135,000 of a Nonemployee Director’s annual director compensation (or such higher or lower amount as may, in the future, be designated by the Board or Committee) will be paid in the form of an Award of Restricted Stock or RSUs, as elected by the Participant at the time and in the manner provided in this Exhibit (a “Mandatory Grant”). If no timely election is made by a Nonemployee Director, a Mandatory Grant will be made in the form of Restricted Stock.
4.    Elective Grant of Restricted Stock or RSUs. A Nonemployee Director may elect, at the time and in the manner provided in this Exhibit, to have all or any portion of the Participant’s annual director compensation that is not required to be paid in the form of a Mandatory Grant paid in cash or in the form of a grant of Restricted Stock and/or RSUs. A grant of Restricted Stock or RSUs made pursuant to an election described in this paragraph is referred to in this Exhibit as an “Elective Grant.” If no timely election is made by a Nonemployee Director, the compensation described in this paragraph will be paid in the form of cash.
5.    Number of Shares or RSUs. The number of Shares of Restricted Stock or RSUs granted to a Nonemployee Director in a Mandatory Grant or an Elective Grant will be determined under such conventions and rules as the Board or the Committee may adopt, in its sole discretion.
6.    Vesting Schedule. Unless otherwise provided in an Award Agreement, the Restricted Stock or RSUs granted in a Mandatory Grant will be subject to a service condition. A Nonemployee Director must remain continuously in service for the director term to which the Mandatory Grant relates, which term is the Restricted Period for such award. If a Nonemployee Director incurs a Termination for any reason before the end of the term to which the Mandatory Grant relates (i.e., before the annual meeting of the shareholders of the Company immediately following the grant date of the Mandatory Grant), the Nonemployee Director will not satisfy the service condition, and the Restricted Stock and/or RSUs granted to the Nonemployee Director in that Mandatory Grant will be forfeited without any payment therefor. The Board may, in its sole discretion, waive this one-year service condition (in whole or in part) with respect to a Nonemployee Director if it deems it appropriate and in the best interests of the Company to do so. Any Elective Grant will be subject to the same service-based vesting term as applies under the Mandatory Grants; provided, however, in the event of the Participant’s Termination for any reason prior to the expiration of the Restricted Period, such Award will be forfeited and the Participant will instead receive a cash payment for the pro rata portion of the compensation subject to such Elective Grant that is earned, as determined by the Board, as of the date of the Participant’s Termination.
7.    Elections. An election by a Nonemployee Director in connection with a Mandatory Grant or an Elective Grant must be made in writing and in such form as the Committee may prescribe (which may include, but is not limited to, making the election as part of an Award Agreement).
An election with respect to a Nonemployee Director’s annual director compensation must be made on or before the December 31 preceding the Participant’s election (or re-election) as a Nonemployee Director, except that, in the case of a Participant who is first elected as a Nonemployee Director, the election may be made during the period ending 30 days after the date the Participant first becomes elected as a Nonemployee Director.
An election will be irrevocable once it becomes effective and will continue in effect unless and until further modified. Failure to make a valid and timely election with respect to a Mandatory Grant will require that payment be made in the form of an Award of Restricted Stock. Failure to make a valid and timely election with respect to an Elective Grant will require that payment be made in cash.
If an election is made by a Nonemployee Director to receive an Elective Grant but the Nonemployee Director terminates service before the Elective Grant is made, payment will be made in cash.
8.    83(b) Elections. Although an Award of Restricted Stock pursuant to a Mandatory Grant may be subject to certain lapse restrictions and may be substantially nonvested upon transfer, any such Award is intended to constitute a transfer of such Restricted Stock within the meaning of Code Section 83 upon grant. Accordingly, Nonemployee Directors who are awarded Restricted Stock will be eligible to make an election under Code Section 83(b) at the time such Award is made, subject to complying with all applicable requirements for making such an election, including, but not limited to, the requirement that such election be made within 30 days after the date of transfer.
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